Exhibit 16.1

L · B · B
LBB & ASSOCIATES LTD., LLP · · · CERTIFIED PUBLIC ACCOUNTANTS

December 30, 2010

Securities and Exchange Commision
Washington, D.C. 20549

Ladies and Gentlemen:

Black Hawk Exploration (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated December 26, 2010. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

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